UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): December 9, 2022

AMERIGUARD SECURITY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-173039	99-0363866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5470 W. Spruce Avenue, Suite 102 Fresno, CA
(Address of principal executive offices)

(559) 271-5984
(Registrant’s telephone number, including area code)

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This report contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “seeks,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” below. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Such statements may include, but are not limited to, information related to: anticipated operating results; licensing arrangements; relationships with our customers; consumer demand; financial resources and condition; changes in revenues; changes in profitability; changes in accounting treatment; cost of sales; selling, general and administrative expenses; interest expense; the ability to produce the liquidity or enter into agreements to acquire the capital necessary to continue our operations and take advantage of opportunities; legal proceedings and claims.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report and the documents that we reference and filed as exhibits to this report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

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Item 1.01	Entry into a Material Definitive Agreement

On, December 9, 2022, AmeriGuard Security Services, Inc. f/k/a Health Revenue Assurance Holding, Inc. a Nevada corporation (“we”, “AGSS” or the “Company”), entered into a Definitive Share Exchange Agreement (the “Merger Agreement”) with AmeriGuard Security Services, Inc., a California corporation, (“AmeriGuard”) and Lawrence Garcia (“Garcia”) the majority shareholder of AmeriGuard (the “Majority Shareholder”) and the minority shareholders of AmeriGuard (“Minority Shareholders”). Under the Merger Agreement, One Hundred Percent (100%) of the ownership interest of AmeriGuard was exchanged for an aggregate of 90,000,000 shares of common stock of AGSS issued to the Majority Shareholders and the Minority Shareholders, in accordance with the Share Exchange Agreement (the “Merger”). The former stockholders of AmeriGuard acquired a majority of the issued and outstanding common stock as a result of the share exchange transaction. The transaction has been accounted for as a recapitalization of the Company, whereby AmeriGuard is the accounting acquirer.

Immediately after completion of such share exchange, the Company will hold a total of 640 issued and outstanding shares of AmeriGuard.

Item 2.01	Completion of Acquisition or Disposition of Assets

THE SHARE EXCHANGE AND RELATED TRANSACTIONS

The foregoing description of the Merger and related transactions does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger, which is filed as Exhibit 2.1 hereto, each of which is incorporated herein by reference.

On December 9, 2022, AGSS entered into the Merger Agreement. AmeriGuard became a wholly owned subsidiary of AGSS, and AGSS its only shareholder and will continue in its existence with one owner, AGSS. Pursuant to the Share Exchange, (a) the Majority Shareholder relinquished all of his 573 Amerigaurd common shares and the Minority Shareholders relinquished all of their 67 AmeriGuard common shares, constituting all issued and outstanding shares of AmeriGuard (the “AmeriGuard Shares”), and were issued an aggregate of 80,578,125 and 9,421,875 respectively of AGSS common shares, representing 86.26% and 10.09% of the outstanding Common Stock of AGSS and (b) AmeriGuard returned the A-1 Preferred Stock of AGSS for retirement. After the issuance of the common shares, the existing 3,417,302 common shares represent 3.66% of the outstanding common stock of AGSS.

Pursuant to the terms of a settlement agreement, by and among Garcia, AmeriGuard, and Lillian Flores (“Flores”), dated July 7, 2022 (the “Settlement Agreement”), AmeriGuard repurchased the 450 common shares of Flores for a total consideration of $3,384,950 payable in five equal annual installments compounded semi-annually at a three percent rate. The initial payment on July 8, 2022, of $686,990 reduced the balance to $2,697,960. The second through fifth installment are due on December 31, 2023 through December 31, 2026.

Prior to Merger, under the terms of a stock pledge agreement, by and among Garcia, Flores and AmeriGuard, dated July 7, 2022, 360 AmeriGuard common shares remained held in AmeriGuard treasury pledged to Flores. On Merger these pledged shares were substituted with 50,625,000 AGSS common stock of the 80,578,125 issued to Lawrence Garcia. These pledged shares are redeemed and returned to Garcia based on a stock redemption agreement, by and among Garcia, Flores and AmeriGuard, dated July 7, 2022.

The purposes of the transactions described in this Current Report were to complete a business combination by a stock for stock merger and complete a recapitalization of the company with the result being that AmeriGuard became a wholly owned subsidiary of AGSS. Our business operations will now focus on the business of AmeriGuard and its management will be the management of AGSS.

There is no offering with this merger.

Effective immediately after the Share Exchange, the stock transfer books of AmeriGuard shall be closed.

DESCRIPTION OF BUSINESS

Changes to the Business.

We intend to continue AmeriGuard’s line of business. AmeriGuard principally provides guard services to governmental, quasi-governmental and commercial property management. Guard services generated $22 million in revenues for the fiscal year ended December 31, 2021. Guard services include, providing armed and unarmed uniformed security personnel for access control, mobile patrols, traffic control, security console/system operators, fire safety directors, communication, reception, concierge and front desk/doorman operations.

Corporation Information

Our principal executive offices are currently located at 5470 W Spruce Ave Suite 102 Fresno CA 93722.

Our website; www.ameriguardsecurity.com.

Employees

As of September 30, 2022, we had 294 full-time employees, 206 of these employees are represented by collective bargaining agreements and the Company considers it relations with its employees to be very good.

Corporate History

The Company was incorporated in Nevada on December 13, 2010.

The Company intended to become a provider of revenue cycle services to a broad range of healthcare providers. We offer our customers integrated solutions designed around their specific business needs, including revenue cycle data analysis, contract and outsourced coding, billing, coding and compliance audits, coding education, coding consulting, physician coding services and ICD-10 education and transition services.

On February 10, 2012, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Health Revenue Assurance Holdings, Inc. (formerly known as Anvex International, Inc., “HRAH”), a Nevada company, and its wholly-owned subsidiary Health Revenue Acquisition Corporation (“Acquisition Sub”), which was treated for accounting purposes as a reverse recapitalization with HRAA, considered the accounting acquirer. Each share of HRAA’s common stock was exchanged for the right to receive approximately 1,271 shares of HRAH’s common stock. Before their entry into the Merger Agreement, no material relationship existed between HRAH and Acquisition Sub or HRAA. On April 27, 2012, the Company completed a 12.98 to 1 forward stock split. On May 2, 2012, the Company changed its ticker symbol from ANVX to HRAA.

The Company then went dormant in August 2014.

On July 14, 2020, as a result of a custodianship in Clark County, Nevada, Case Number: A816259, Custodian Ventures LLC (“Custodian”) was appointed Custodian of the Company.

On July 15, 2020 Custodian appointed David Lazar as the Company’s Chief Executive Officer, President, Secretary, Chief Financial Officer, Chief Executive Officer and Chairman of the Board of Directors.

On September 8, 2021, under the terms of a private stock purchase agreement, 10,000,000 shares of Series A-1 Preferred Stock, $0.001 par value per share (the “Shares”) of the Company, were transferred from Custodian Ventures, LLC to AmeriGuard Security Services, Inc. California corporation (AmeriGuard). As a result, AmeriGuard became holder of approximately 91% of the voting rights of the issued and outstanding share capital of the Company on a fully-diluted basis of the Company, and became the controlling shareholder. The consideration paid for the Shares was $450,000. In connection with the transaction, David Lazar forgave the Company from all debts owed to him and/or Custodian Ventures, LLC.

On September 8, 2021, the Company accepted the resignations from David Lazar as the Company’s Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and as a Member of the Board of Directors. Effective on the same date to fill the vacancies created by Mr. Lazar’s resignations, the Company appointed Lawrence Garcia as the Company’s President, CEO, CFO, Treasurer, Secretary, and Chairman of the Board of Directors. These resignations are in connection with the consummation of the private stock purchase agreement and was not the result of any disagreement with Company on any matter relating to Company’s operations, policies or practices.

On March 11, 2022, the Company, amended its articles of incorporation to change its name to AmeriGuard Security Services, Inc. from Health Revenue Assurance Holdings, Inc. The name was deemed effective by FINRA on March 17, 2022.

Pursuant to the Merger Agreement, we acquired the business of AmeriGuard and will continue the existing business of AmeriGuard as our wholly owned subsidiary.

AmeriGuard was formed on November 14, 2002. The corporation was incorporated with the issuance of 1,000 common shares formerly held by Lawrence Garcia, President and CEO with 550 shares and Lillian Flores, former VP of Operations with 450 shares. On July 12, 2022 under the terms of a Settlement Agreement, Flores exchanged her 450 shares for consideration of $3,384,950 and a promissory note in that amount secured by a stock pledge. AmeriGuard provides armed guard services as a federal contractor with licenses in 7 states and provides commercial guard services in California.

Our Industry

Security guard and related services in the US is a $43 billion industry comprising over 11,000 companies and 900,000 officers. Over 55%, ($24 billion) of this market is serviced by 40 companies, with the top 4 firms, with Allied Universal, Securitas, G4S and Prosegur Security controlling 74% ($31.8 billion), an average revenue of $7.9 billion; the next 21 firms control 8.4% ($3.6billion), an average of 172 million and the next 10 firms control 1% ($550 million) with a range of $20 to $100 million with average of $50 million. AmeriGuard’s approximately $22 million in annual revenue places is within the top 25 firms in the country. The rest of the market comprises over 7,900 firms with $19 billion or an average of $2.5 million in revenue. This consolidation of market share has not been gradual but rather a rapid shift over the last five years in an industry which once was highly fragmented and widely dispersed, from smaller regional and local companies to the largest companies.

We believe that the top 40 companies have the resources to harness technology, to expand their business into related services other than guard services. Companies with over $50 million in revenue have, over the last 10 years, experienced steady growth while those guard companies under $20 million, the remaining 9,900 firms, have experienced declining revenues. We believe that the principal reason for this is the steady diversification of security services away from the traditional guard services to areas of utilization of technology requiring capital. Along with this, we believe that the profitability challenges below $20 million annual sales are much more difficult that above $50 million is sales, largely due to the significant economies of scale achieve at the higher revenue levels.

The proliferation of technology while increasing efficacy in performance and inevitably lower costs in the future, the impact on the contract security industry will likely have mixed results – positive for companies who harness technology into their service delivery strategies – and negative for those companies who fail to invest in or adopt these service-enhancing capabilities. Despite the advances in the U.S. contract guarding business over recent years, there remains a question as to the industry’s viability in view of the increasing trend for integrating manned services with security systems (i.e. security video, access control and monitoring) along with the emergence of other new smart technology options and solutions (i.e. robotics, drones, cybersecurity and crowd sharing alert notification).

The recent merger and acquisition trend, primarily by the major national and international security organizations and fueled by investment and funding from private equity firms, is continuing. The underlying reason for this shift is less obvious and suggests an increasing number of sellers who concluded that their better option was to exit and sell rather than remain in the marketplace and try to compete and organically grow their market share

Despite its low barriers of entry and nominal capital requirements, the security guard business has become more challenging for the smaller owner/operator. The traditionally historic advantage of the smaller operator’s ability to offer relationship-driven customized services is no longer totally sufficient for sustainable growth – especially with the increasing regulatory challenges of the Affordable Care Act, federal and state minimum wage laws, Family Medical Leave Act and state laws (i.e. meal and rest break reporting and now, predictive scheduling).

Even stronger local and smaller regional companies are finding it more difficult to protect their client base and grow revenues under increasing regulatory as well as competitive pressures. Larger regional and national organizations are dealing with the regulatory climate while growing market share by leveraging infrastructure, technology, economies of scale with more aggressive pricing and better service reliability. This approach appears to offer a more compelling value proposition from the client’s perspective, which seems evident by the higher client retention rates reported by the major security companies.

However, this consolidating trend may not be inevitable for the future as newer, more tech-savvy owner/operators enter the business and recognize how to adopt best practices with a variety of sophisticated third-party software platforms and applications to help level the playing field. These include talent management and on-boarding applications to attract, hire and maintain a more skilled and reliable workforce; integrated labor management platforms to control scheduling, compliance, operations, payroll, billing and financial reporting; and state-of-the-art social media marketing applications.

The contract security industry should now be able to more effectively capitalize on and penetrate opportunities in a $20 billion in-house market – especially for those companies who have invested and integrated technology into a more highly reliable ecosystem of protective services.

For the foreseeable future, the U.S. manned guarding business seems likely for continued sustainable growth. While the technology/manpower ratio may shift the revenue mix going forward, based on today’s currently expanding U.S. economy, the prospects for an aggregate growth rate of four percent or more seem realistic and perhaps even conservative, especially for ownership who have prudently invested in technology enhancements to their core guarding operations.

Providing these strategies can yield an attractive ROI, increase operating profits (EBITDA ranges of four to six percent and higher) and enterprise valuations, this industry seems not only viable but also opportune for further investment consideration

(The above industry data taken from https://www.nasco.org/wp-content/uploads/2021/08/2021-Bob-Perry-Contract-Security-Industry-White-Paper-1.pdf)

Regulatory Matters/Compliance

Each State has specific licensing requirements companies must meet to perform guard services, especially armed guard services. To date, the Company holds firearm licenses in over twelve States and does not foresee any license or governmental requirements preventing us from continuing to operate in any State a contract is awarded to us. As a company with over 300 employees, we are subject to all of the standard federal and state labor laws and have consistently met those requirements to date, including ERISA.

Contracting officers have indicated that they believe the government has no concern relating to the merger as long as the responsible person(s) remains.

Properties

The Company’s corporate headquarters is located at 5470 W. Spruce Avenue, Suite 102, Fresno CA. The lease is currently month to month. Landlord has not indicated a desire for a new lease. Our lease payments are a total of $55,767 for the entire term (or, $4,230 per month).

Legal Proceedings

While we have not been involved in any litigation related to the performance of our guard services, armed or otherwise, to date, as an armed guard Company with contracts with Governmental entities is a possibility of legal proceedings that could be more serious than the average business. From time to time, the Company is involved in matters relating to claims arising from the ordinary course of business, but those claims have been labor and union related and have been settled on an administrative level not in court.

While the results of such claims and legal actions cannot be predicted with certainty, the Company’s management does not believe that there are claims or actions, pending or threatened against the Company, the ultimate disposition of which would have a material adverse effect on our business, results of operations, financial condition or cash flows.

Critical Accounting Policies

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates, and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our consolidated financial statements. These accounting policies are important for an understanding of our financial condition and results of operations. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often because of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our consolidated financial statements.

Basis of Consolidation

All significant inter-company transactions and balances are eliminated in consolidation.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, valuation of accounts receivable, and useful lives of property and equipment.

Revenue Recognition

Revenue for contracted services is recognized on invoicing as stipulated by the contract. Other services provided are recognized at the time the service is provided. Bad debt has historically been immaterial and therefore no reserve has been established.

Stock Compensation

The Company accounts for stock-based compensation under the provisions of ASC Topic 718, Compensation-Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors based on estimated fair value on the grant date. Services performed and other transactions settled in the Company’s common stock are recorded at the estimated fair value of the stock issued, if that value is more readily determinable than the fair value of the consideration received. Currently, there is no stock compensation plan in place. A plan will be determined by the Compensation Committee formed by the Board after the Merger.

Income taxes

Income taxes are based on income (loss) for financial reporting purposes and reflect a current tax liability (asset) for the estimated taxes payable (recoverable) in the current year tax return and changes in deferred taxes. Deferred tax assets or liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax laws and rates. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the asset will not be realized.

Accounting Treatment

The Merger is accounted for as a reverse merger and recapitalization and AmeriGuard is deemed to be the acquirer in the reverse merger for accounting purposes. Consequently, the assets and liabilities and the historical operations of the Company that will be reflected in the financial statements prior to the Merger will be those of AmeriGuard and the consolidated financial statements of the Company after completion of the Merger will include the assets and liabilities of AGSS, historical operations of AGSS and operations of AGSS from the Closing Date of the Merger. Further with the issuance of the shares of common stock pursuant to the Merger, a change in control of the Company occurred as of the date of the Merger.

Tax Treatment

For federal income tax purposes, the Share Exchange shall qualify as a reorganization under the provisions of Section 368 (a)(2)(B) of the internal revenue Code of 1986, as amended (the code”), and the rules and regulations promulgated thereunder, and be tax-free pursuant to Section 351(a) of the code.

RISK FACTORS

We may engage in a business combination that causes tax consequences to us and our shareholders.

Federal and state tax consequences can be a significant factor in considering any business combination that we may undertake. As a result, such transactions may be subject to significant taxation to the buyer and its shareholders under applicable federal and state tax laws. While we intend to structure any business combination so as to minimize the federal and state tax consequences to the extent practicable in accordance with our business objectives, there can be no assurance that any business combination we undertake will meet the statutory or regulatory requirements of a tax-free reorganization or similar favorable treatment or that the parties to such a transaction will obtain the tax treatment intended or expected upon a transfer of equity interests or assets. A non-qualifying reorganization, combination or similar transaction could result in the imposition of significant taxation, both at the federal and state levels, which may have an adverse effect on both parties to the transaction, including our shareholders.

It is unlikely that our shareholders will have any opportunity to evaluate or approve a business combination.

Our shareholders will not have the opportunity to evaluate and approve the business combination. In most cases, business combinations do not require shareholder approval under applicable law, and our Articles of Incorporation and Bylaws do not afford our shareholders with the right to approve such a transaction. Further, Mr. Garcia, our Chief Executive Officer and sole director, is the holder of over 86% of the voting rights of the Company on a fully diluted basis. Accordingly, our shareholders will be relying almost exclusively on the judgement of our board of directors (“Board”) and Chief Executive Officer and any persons on whom they may rely with respect to a potential business combination. To develop and implement our business plan, may in the future hire lawyers, accountants, technical experts, appraisers, or other consultants to assist with determining the Company’s direction’ and consummating any transactions contemplated thereby. We may rely on such persons in making difficult decisions in connection with the Company’s future business and prospects. The selection of any such persons will be made by our Board, and any expenses incurred, or decisions made based on any of the foregoing could prove to be averse to the Company in hindsight, the result of which could be diminished value to our shareholders.

Risks Related to Our Business

Concentration of Revenue

The company receives over 90% of its total revenue from four Federal contracts. These contracts have specific terms, typically five years with the opportunity for extension, but there are no assurances they will be extended. Although we have had several extended in the past, there is no guarantee this will again happened in the future. However, there are significant direct expenses for each contract that also are removed from operations at the end of a contract. As a result, the revenue lost from a completed contract does not affect the bottom-line profits in an amount equal to the revenue lost. The actual net income impact depends on the contract. To mitigate this risk the company actively pursues additional contracts on an ongoing basis.

Long process in acquiring contracts

The process required to acquire a government contract takes several months to complete prior to delivery of the proposal to the contracting agency. Due to the time span required to prepare a proposal and wining the contract is not guaranteed, the company maintains a department of individuals who monitor and write proposals for all government contracts that fit our operating criteria that become open for bid on a continuing basis. It is important to the company that new contracts are acquired consistently to maintain and grow annual revenue

Transitioning from carve out contracts to open market contracts

Currently the company benefits from several ownership criteria and business size that increases the probability of contract awards. The company meets the contracting qualifications of disabled veteran and minority owned business. Another aspect of contract opportunities is set aside for small businesses. This as defined as those who have operating revenue on average over the past five (5) years under $25.5 million. Currently the company is below this threshold, yet our strategic plan is to move past the average revenue limits within the next 24 months. This should not be seen as a negative in that we will only exceed this limit once we reach annual revenue of $40 million or more during the next 24 months, putting us in an excellent financial position to compete with the much larger companies who operate in the $50-$100 million revenue level. Another aspect of our strategy is to acquire similar guard companies who already have small business contracts with the government which add significantly to our bottom line putting us in even a better position to win additional large government contracts.

Staffing Shortages

Like all industries today, the guard industry is not exempt from staffing shortages. This is an ongoing challenge and in its worst case can impact our ability to meet the requirements of the contracts awarded. The company nor our competitors have discovered a silver bullet to address this challenge. However, we have developed a strategy that we anticipate will help meet the challenge. This strategy does need to remain confidential so as to not tip our hand to our competitors. We will indicate that we have successfully implemented this strategy in the past and it was very successful.

Impact of COVID

Initially the impact of the COVID pandemic was positive for the guard industry. Our industry is considered essential and with less activity at the sites we protect, we were able to meet and exceed the contract requirements with fewer staff and little to no overtime. As a result, each contract became more profitable than normal full operations. The challenges have actually come after the critical year of 2020. As the government began to require vaccinations for all employees and contractors, along with quarantine requirements, staffing became a big problem. Starting in 2021 and continuing to today, these policies implemented by the federal government has made it very difficult for us to meet the staffing needs and thus as increased overtime expenses to levels never before seen. As we discussed regarding staffing shortages this is where COVID has had the greatest impact on us, and it continues. However, during August the CDC released new guideline relating to vaccines, transmission, and quarantines that if implemented by the federal government will help us recover from the staffing shortages. If the federal government adjusts to the new guidelines, we will see individuals returning to their guard positions.

Accelerating Inflation

All industries struggle when operating in times of inflation like we are experiencing in 2022. The results are increased pressure on salaries, operational costs increase due to higher fuel prices and the increased cost of all supplies. The one silver lining for the company is that federal contacts require that the salary increases that we negotiate with the labor union must be covered by increasing the monthly contracted rate. This of course is stipulated by contract that we do not exceed what is customary in the area with related contracts. This is significant in that guard salaries account for over 90% of operational costs, reducing the impact of inflation.

Key employees are essential to expanding our business.

Lawrence Garcia and other key employees are essential to our ability to continue to grow and expand our business. Mr. Garcia, as owner, allows the company to bid on the restricted contracts that we discussed earlier regarding transitioning out of the special carveout contracts. Other long-term employees have significant impact on the success of operations and understanding of the industry. They have established relationships within the industry in which we operate. If Mr. Garcia or any of the long-term employees were to leave the company, our growth strategy might be hindered, which could materially affect our business and limit our ability to increase revenue. However, we are taking steps to implement process and procedure to insure no single person lost would be detrimental to our long- term success.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we have significant requirements for enhanced financial reporting and internal controls. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

Although our management team, CEO and CFO, have not specifically managed a publicly traded company, we do have experience with the issues and requirements of Sarbanes-Oxley Act. The company CFO is a California CPA with over 30 years of experience in business operations and has been through multiple financial statement audits that required compliance with the Sarbanes-Oxley Act. Management has already identified individuals and consultants who can support management’s efforts to comply with all internal controls and reporting requirements. The company is confident we will be able to meet all requirements.

Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales~~.~~

Technology innovations to which our current and potential customers might have access to, could reduce or eliminate their need for our services. Like all industries as new or other disruptive technology that reduces or eliminates the use of one or more of our services could negatively impact the need for our services. However, our management team and board of directors are aware of this challenge and are very innovative and forward thinking. Yet, our failure to develop, introduce or enhance our services able to compete with new technologies in a timely manner could have an adverse effect on our business, results of operation and financial condition. The management team is continually focused on improvements and new technology to insure we are not left behind.

Risks Related to Our Securities

The market price of our common stock may be volatile.

The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Because we were engaged in a reverse merger, it may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we were engaged in a “reverse merger” with a prior “shell company.” Securities analysts of major brokerage firms may not provide coverage of the Company since there is little incentive to brokerage firms to recommend the purchase of the common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of the Company in the future. Due to this challenge management is taking steps to increase awareness of the merger and have laid the groundwork to ensure our company is well received in the marketplace.

Our common stock is considered a “penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is currently less than $5.00 per share and therefore may be a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect your ability to sell shares.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future and any return on investment may be limited to the value of our common stock. We plan to retain any future earning to finance growth.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of September 30, 2022 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group. Immediately following the Merger, we have 93,417,302 shares of common stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. All share ownership figures include shares of our Common Stock issuable upon securities convertible or exchangeable into shares of our Common Stock within sixty (60) days of September 30, 2022 which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name and Address	Beneficial Ownership	Percentage of Class (1)
Lawrence Garcia	80,578,125	86,26%
Micahel Goossen, CPA	2,671,875	2.86%
Douglas Anderson*	3,515,625	3.76%
All officers/directors as a group (3 people)	86,765,625	92.88%

(1)	Based on 93,417,302 shares of common stock outstanding as of September 30, 2022.
*	Appointed on December 7, 2022.

EXECUTIVE COMPENSATION

During the year ended December 31, 2021 and the interim period from January 1 to effective date of Merger no compensation was paid to Lawrence Garcia, our president, treasurer, secretary and director paid by AGSS.

Employment Agreements

Prior to merger date no employment agreements were in place. It is the intention of ownership to rely on the recommendation of the compensation committee appointed by the Board of Directors.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards held by our officers as of December 31, 2021.

Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified, or until their earlier death, resignation or removal. Officers are elected by and serve at the discretion of the board.

Our directors are reimbursed for expenses incurred by them in connection with attending board meetings and receive a monthly honorarium for serving on the board.

Compensation committee

The board of directors plans to establish a compensation committee as required by Sarbanes-Oxley Act. The committee will make compensation recommendation to the board

2022 Equity Incentive Plan

Our Board of Directors and stockholders owning a majority of our outstanding shares plans to adopt an Equity Incentive Plan following the merger~~.~~ Details of the plan will be developed with the input of the Board of Directors along with the then established compensation committee.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized capital stock consists of five hundred million (50~~0~~,000,000) shares of common stock, par value $0.001 per share. Immediately after giving effect to the Merger and related transactions, there were 93,417,302 shares of our common stock issued and outstanding.

Common Stock

The following is a summary of the material rights and restrictions associated with our common stock.

The holders of our common stock currently have (i) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stock holders may vote. Please refer to the Company’s Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of the Company’s securities.

Preferred Stock

The holders of our Series A-1 Preferred Stock currently (i) have preferred equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) hold distribution preferences upon liquidation, dissolution or winding up of the affairs of the Company (iii) convert into seventy-two (72) shares, for each share of Series A-1 Preferred Stock, at the discretion of the holder; and (iv) are entitled to seventy-two (72) votes per share of Series A-1 Preferred Stock on all matters on which stock holders may vote.

Following the merger there will ne no Preferred Stock outstanding. Any future issuance will be at the discretion of the Board of Directors.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Transfer Agent

The transfer agent for our common stock is VStock Transfer, and its telephone number is (727) 289-0010.

Trading Information

Our common stock is currently approved for quotation on OTC Markets (otcmarkets.com) under the symbol “AGSS”.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our Articles of Incorporation, no director or officer will be held personally liable to us or our stockholders for damages of breach of fiduciary duty as a director or officer unless such breach involves intentional misconduct, fraud, a knowing violation of law, or a payment of dividends in violation of the law. Under our bylaws, directors and officers will be indemnified to the fullest extent allowed by the law against all damages and expenses suffered by a director or officer being party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative. This same indemnification is provided pursuant to Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Any repeal or modification of these provisions approved by our shareholders shall be prospective only and shall not adversely affect any limitation on the liability of a director or officer of ours existing as of the time of such repeal or modification.

Item 2.02	Results of Operation and Financial Condition

MANAGEMENT DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of AmeriGuard, for the nine months ending September 30, 2022 and 2021along with the fiscal years ended December 31, 2021 and 2020, should be read in conjunction with the Selected Consolidated Financial Data, our financial statements, and the notes to those financial statements that are included elsewhere in this Current Report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Current Report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

The following few pages contain summary Income Statement reports along with descriptions of the key changes for the two years ending December 31, 2021 and 2020, audited, and the nine months ending September 30, 2022 and 2021, unaudited. A review of those pages that include variance analysis and industry information will give you a clear picture as to the performance of AmeriGuard over these two and a half years.

In summary, 2020 was a profitable year financially despite COVID-19.As a company with 92% of revenue from federal contracts that were considered “essential”, we continued to operate at full capacity. As you will see the Operational Net Income for 2020 was 4.5% which is high for our industry. The year ending 2021 reflects a normal year except for the purchase of AGSS.

The reality of the guard industry and the Federal Contract market is that it operates on very tight gross margins. For companies our size around $20 million in annual sales, the bottom line fluctuates between 1.25% to 3%. However, the administrative overhead required to manage this volume of federal contracts can handle 2 to 3 times this number. Thus, as contracts revenue exceeds $20 million, the bottom-line profits grow significantly. As you will learn in our discussion about the strategic plan moving forward following merger with additional government contract and with acquiring a couple of competitors our operational net income % is expected to exceed the industry averages.

Nine months ended September 30, 2022 compared to the nine months ended September 30, 2021

The following table presents a summary of operating information for the nine months ended September 30, 2022, and 2021:

	For the Nine months ended		Increase /	Increase /
	September 30, 2022	September 30, 2021	(Decrease) $	(Decrease) %
Total Revenue	$18,838,996	$16,736,465	$2,102,531	13%
Cost of Services	16,237,701	15,178,135	1,059,566	7%
Gross Margin	$2,601,295	$1,558,330	$1,042,965	67%
Gross Margin %	13.81%	9.41%	4.40%	47%
Operating expenses	2,070,812	1,270,456	800,657	63%
Depreciation expense	33,282	40,949	(7,667)	-19%
Interest Expense	60,693	45,240	15,452	34%
Net Income from Operations	$436,508	$201,985	$234,523	116%
Other income (Expense)	(259,935)	(515,426)	255,491	50%
Net Income/(loss) before income taxes	$176,573	$(313,441)	$490,014	156%

Total Revenue:

Total revenue increased $2,102,531 for the nine months ending September 30, 2022 as compared to the previous year September 30, 2021. This increase of approximately 13% is attributable to two increases in revenue from services and a minor change in accounting systems. The company saw an increase in security services revenue of approximately $1,688,000 due to a services fee increase for commercial contracts and cost increases relating to payroll passed on to federal contracts as allowed for in the agreements. Commercial contracts also incurred an increase in patrol service revenue in the amount of approximately $240,000. Finally, a change in accounting procedures relating to three other companies related to the AmeriGuard. Prior to 2022, related administrative salaries and overhead were allocated between related companies, reducing expenses for the company and increasing expenses of the related companies. In an effort to separate the related companies from AmeriGuard, the company began to bill the related companies on a monthly basis for administrative services and overhead provided by the company. The administrative services revenue accounted for approximately $174,000 of the increase.

Cost of Services:

Cost of services increased $1,059,566 for the nine months ending September 30, 2022. The majority of this 7% change was due to an increase in total direct labor of approximately $1,072,000. The remaining increase of approximately $13,000 was due to the minor increases in the other direct expenses.

Gross Margin:

Gross margin increased $1,042,965. The 67% increase was due directly to the information discussed in the previous two paragraphs.

Operating Expenses:

Operating expenses experienced a significant increase during the nine months ending September 30, 2022 over the previous year 2021 in the amount of $800,657. Of this 63% increase, approximately $620,000 is directly related to the change in accounting policy of allocating administrative salaries to multiple companies to expensing all of the administrative salaries and billing the companies to which services are provided. There was an increase in vehicle expenses of approximately $117,000 due to fuel cost increases and maintenance expenses. Travel expenses increased approximately $53,000, with the remaining increase of approximately $11,000, due to fluctuations in other administrative expenses.

Interest Expense:

Interest expense decreased over 34% due to a new note payable to Lillian Flores a minority shareholder who executed a previously established buyout agreement in July 2022. The loan required a first payment on signing, with the first principal and interest payment due December 31, 2023. Interest at a rate of 3.11% is accrued monthly and will be paid on that date. Further explanation can be found in the September 30, 2022 financial statements and footnotes provided later in this document.

Net Income:

Net income from operations increased by $234,523 an 116% increase over 2021. However, in both years we saw a significant amount of other nonoperational expenses related to the purchase of Health Revenue Assurance Holding, Inc. a Nevada corporation in 2021 and the one-time expenses relating to the of preparation for the merger with Health Revenue Assurance Holding, Inc. a Nevada corporation as described in this 8K.

Liquidity and Capital Resources

The Company’s principal sources of liquidity include cash from operations and proceeds from long term debt financing. During the nine months ending September 30, 2022 the Company did not receive proceeds from long term debt.

As of September 30, 2022, the Company had cash balances of approximately $1,658,000 as compared to approximately $2,130,000 as of December 31, 2021, a decrease of approximately $471,000. The decrease was attributable to net cash provided by operations of approximately $472,000 and net cash used in financing activities of approximately $862,000. The Company has a working capital surplus of approximately $1,240,000.

Year ended December 31, 2021 compared to the year ended December 31, 2020

Results of Operations

The following table presents a summary of operating information for the year ended December 31, 2021and 2020:

	For the year ended		Increase/ (Decrease)	Increase/ (Decrease)
	31-Dec-21	31-Dec-20	($)	(%)
Total Revenue	22,442,513	19,491,197	2,951,316	15%
Cost of Services	20,628,998	17,052,496	3,576,502	21%
Gross Margin	1,813,515	2,438,701	(625,186)	-26%
Gross Margin %	8.1%	12.5%	-4.4%	-35%
Operating expenses	1,552,450	1,435,921	106,546	7%
Depreciation expense	52,273	58,238	(5,965)	-10%
Interest expense	59,439	63,232	(3,793)	-6%
Net Income from operations	149,353	881,310	(569,061)	-65%
Other income (expense)	(500,000)	2,031,197	(2,531,197)	-125%
Net Income before income taxes	(350,647)	2,912,507	(3,100,258)	-106%

Total Revenue:

Total revenue increased by $2,951,316 or 15%, from $19,491,197 for the year ended December 31, 2020 to $22,442,513 for the year ended December 31, 2021. The increase was due primarily to increased revenue generated from a new contract awarded to the company mid-2020. The year ending 2020 held only 6 months of revenue from this contract while 2021 received a full year of revenue. To understand the impact of a single Federal Contract it’s important to note that 92% of all revenue of the company come from such contracts.

Cost of Services:

Cost of services increased by $3,576,502 or 21%, from $17,052,496 for the year ended December 31, 2020 to $20,628,998 for the year ended December 31, 2021. The increase was due primarily to two significant events during this time period. First, a portion of the increase is due to the aforementioned contract awarded mid-2020 with the related labor costs of only 6 months in 2020 and 12 months in 2021. The second cause for the increase in 2021 over 2020 was that during 2020, the federal contracts required a reduction in guard hours due to the closing of the offices guarded under the contracts and a desire to prevent guards from working too closely together. As a result, contract labor costs were below normal. With total staffing costs equating nearly 90% of contract revenue, any reduction in contract hours required has an immediate impact on the total cost of services.

Gross Margin:

Gross margin decreased by $625,186, or 26%, from $2,438,701 for the year ended December 31, 2020 to $1,813,515 for the year ended December 31, 2021. Related to this, gross margin percentage decreased 35% from 12.5% for the year ended December 31, 2020 to 8.1% for the year ended December 31, 2021. The decrease was due to an increase in profitability of the federal contracts due to changes in staffing requirements relating to COVID during 2020. During 2020 the federal contract office reduced the number of guard hours required yet continued to pay the contracts at the regular rate. As a result, the contracts that normally generate a 10% or less gross profit percentage ticked up a few points. The hour reductions ended towards the end of 2020 and 2021 was a full year of regular staffing returning the gross profit percentage to a more normal level.

Operating Expenses:

Operating expenses were $1,552,450 for the year ended December 31, 2021, an increase of 7%, or 106,546 from $1,435,921 the year ended December 31, 2020. The increase was primarily due to an increase in administrative activities related to the purchase of the shell corporation Health Revenue Assurance Holdings, Inc. The purpose of this purchase is a possible merger of AmeriGuard Security Services, Inc. with Heath Revenue Assurance Holdings resulting in the need to prepare the company for such a merger. This required the establishment of additional positions in the HR department and the Finance department. It also required a substantial increase in professional fees for financial statement audits, compliance with the SEC and legal representation.

Net Income:

As a result of the above factors, a net income from operations of approximately $881,310 was recognized for the year ended December 31, 2020 as compared to net income from operations of $149,353 for the year ended December 31, 2021, a decrease of $569,061 or 65%. The decrease was attributable to the effect of the increase in direct labor costs in the cost of services section along with the increase in staffing and professional fees under the operational expenses as explained previously.

Other Income (Expense):

Both 2020 and 2021 experience unique situations not normally related to operations listed as other income and expense. In 2020, the other income amount of $2,031,197 includes the forgiveness of a PPP loan in the amount of $1,900,000. In 2021 the other expense amount of $500,000 reflects the purchase price of AGSS, for $450,000 along with related initial expenses of $50,000. These two “below the line” transactions were significant and unusual for AmeriGuard. Normal activity is $15,000 or less annually.

Liquidity and Capital Resources

The Company’s principal sources of liquidity include cash from operations and proceeds from long term debt financing. During the year ended December 31, 2021 the Company did not receive and proceeds from long term debt.

As of December 31, 2021, the Company had cash balances of approximately $2,130,000 as compared to approximately $3,060,000 as of December 31, 2021, a decrease of approximately $926,000. The decrease was attributable to net cash used by operations of approximately $212,500 and net cash used in financing activities of approximately $713,500. The Company has a working capital surplus of approximately $2.8 million.

Net cash used in operating activities was approximately $212,500 for the year ended December 31, 2021. This compared to net cash provided in operating activities of approximately $2,194,827 in the year ended December 31, 2020. The decrease of approximately $2,407,000 was primarily due to a PPP loan received and forgiven in 2020 in the amount of approximately $1,900,000 adding significantly to the normal increase in cash from operations along with the $500,000 use of cash in 2021 for the purchase of the shell corporation discussed earlier.

Net cash used in investing activities was approximately $735,600 in the year ended December 31, 2021 as compared to net cash used of approximately $780,700 in the year ended December 31, 2020 decreasing in the amount of $45,100 for the period.

Net cash provided by financing activities amounted to approximately $21,500 in the year ended December 31, 2021, compared to net cash provided in the year ended December 31, 2020 of approximately $1,261,500, representing a decrease in net cash flow from financing activities of approximately $1,240,000. During 2020, the Company received an SBA working capital loan of $1,083,600 used to close out and existing credit line of $372,515 leaving the remaining balance in reserve for new contract costs. Also, during 2020 an unrelated company who partnered with the Company issued a short term note for equipment purchase for a contract in which the two companies partnered. Due to the significant amount of cash on hand as of December 31, 2020, using financing for purchases or operations was reduced. The Company purchased a used vehicle from an unrelated company financed with a 12-month loan in the amount of $21,500.

Management Discussion of Strategic Plans

On December 9, 2022, as described in Section 2.01, AGSS acquired AmeriGuard via a stock exchange. After which, AmeriGuard became the 100% subsidiary of AGSS resulting in ~~t~~he consolidated annual revenue of AGSS to exceed $22 million. We hope to achieve material growth following a very simple menu:

●	Aggressive bidding on new and current Federal Guard Contracts.

●	Meet the growing needs in the Commercial Guard services.

●	Acquisitions of Federal Contracting competitors, specifically those with high level secret security clearance.

●	Acquisition of businesses operating in the governmental contracting market achieving greater margins such as the Transportation industry and technology, specifically cyber-security and related IT services.

Government Contracts

We will continue to take advantage of our federal contracting bidding category of a veteran owned, minority owned, small business (initially) narrowing the field of competition for each contract. The small business category is defined as average sales over 5 years at or below $25.5 million. We project that we will remain below that level for the next two calendar years. Another category that increases contracting opportunities is the much-coveted position of having high level secret clearance. We have held this clearance in the past and are actively seeking to gain such clearance again.

With over 20 years of experience with government contracts providing significant understanding of the bidding process along with a team of 5 individuals processing contract bids, we are confident of being awarded two or three new contracts in the next eighteen months. This activity will impact our total annual sales volume by approximately $10-$15 million.

As previously mentioned in the industry discussion, the industry is going through a merger and acquisition phase driven by the need to consolidate overhead and a significant percentage of owner retirements. One key reason for the creation of this public company is to gain the significant capital necessary to acquire two or three companies already in the governmental contract market.

Commercial Guard Services

With the increasing crime rates in most major cities across the country the gap between what the business owners expect from law enforcement and what law enforcement can deliver is widening. A specific concern is the amount of time it takes from the moment an alarm is triggered and the arrival of an officer. This can be multiple hours and sometimes not at all for local police departments. The time gap as described could mean the difference between a broken window to a multi thousand-dollar loss.

It is a part of our regular service to dispatch an armed officer to respond quickly to the alarm, secure the scene and await law enforcement or the business owner. We believe that this quick response ensures a higher level of security for our customers. We provide the complete package of alarms, video cameras to armed response. This complete vertical can be duplicated in any town USA. It is true that other guard companies do provide armed response, yet not many also have surveillance systems under their operational control and monitored with local dispatch as we do.

Our strategy is to acquire commercial guard companies in the states where we have federal contracts allowing us to establish a kind of farm system for guards who can start at a no experience entry position, receive experience and training to ultimately be employed at the high value level of unionized federal guard. Like many industries, it is extremely difficult to find and keep the employees needed for our federal contracts. This negatively impacts the bottom-line success of a contract due to extra overtime not anticipated. A program like this will allow individuals to start and build a career, not just a job.

Other Business Acquisitions

The last item on our menu is the acquisition of a related governmental contractor in the Transportation and/or Cyber Security business. These lines of business achieve high margins and play in the same contract market as our guard services. We can become successful players in this market very quickly.

AGSS will look to identify a few potential Cyber Security/IT companies that could be acquired. We see the acquisition of a quality Cyber Security company and an important aspect of our strategic plan. The Executive Team will identify potential acquisitions with great urgency.

Implementation and Timeline

For the acquisitions we will identify target companies that meets the specific strategic and financial criteria established by the board, and then seek the necessary capital. The acquisition offer will include both cash and AGSS stock. This track will be very aggressive, and our strategic goal is to acquire companies adding to the annual revenue at a level of $10 million each quarter, starting 1st quarter 2023. This can be accomplished through the acquisition of 1 or more companies each quarter. We have identified several industries with companies that may fit our acquisition parameters and if acquired would help us meet this goal in the first four quarters of operations following the merger.

The criteria that management is currently using to identify acquisition target are:

1.	Currently holding governmental contracts in good standing and/or with solid commercial operations.

2.	Companies in related industries provide significant value to our company’s bottom line.

3.	A minimum of a 10% EBTIDA (non-guard companies), and guard companies with the majority of revenues from government contracts with an EBTIDA of 2.5+%.

4.	Consolidation savings will bring EBTIDA to 15% (non-guard companies), and 8-10% for guard companies.

5.	Monthly revenues exceeding $500,000.

6.	Has a clear path for revenue growth.

7.	If the company does not meet the criteria in 1-6. It needs to demonstrate an ability to grow 10% per year or more and bring positive cash flow to the company.

For new government contracts, this approach is a bit more time-consuming and competitive. Preparing proposals for the contracts that become available is not the problem, the time aspect is the dates the contracts are awarded.

The capital required component of these contracts is twofold. First, the contract often requires new equipment and vehicles. Second, the bidding company must have enough working capital to cover the first three months of payroll. With payroll cost being 80% of the contract and various equipment requirements, the required capital on hand can be significant. For a contract that has $15 million per year in revenue the capital on hand requirement would exceed $3,000,000.

The following is a description of the assumptions made for each quarter of operation.

Post-merger through first quarter 2023, December 2022 – March 31, 2023

There will be some initial working capital challenges as we go through the process of establishing a full Executive team and other processes necessary for proper operations. Although we have been operating effectively with the structure we have in place, the Executive team will continue to take the steps necessary to transition to a public company. The ongoing reality of inflation will continue to put pressure on the cash position following the merger and into 2023.

We will be looking to raise capital to get through this process required to meet the operational and SEC requirements of a public company. It is projected that the company will continue to maintain a positive cash position regardless of the impact of the merger, yet there is very little room for any unexpected expense or revenue issues.

During these initial months, operations will be settling in and becoming much smoother. We will begin to focus on our two growth strategies. One is the winning of additional governmental guard contracts and the second executing profitable acquisitions.

As to acquisitions our other avenue of growth, the central valley of CA is ripe with opportunity for guard company acquisitions. It’s not clear as to the capital necessary to acquire these companies, but they will only be considered if they meet the general criteria indicated above. Our cash flow projection assumes the acquisition of one guard company in central California in the 1st quarter of 2023.

We also will be pressing hard to find a cybersecurity company to acquire. Executive Management is confident that we will at minimum start negotiations with a company in this industry and hoping to close a deal before the end of the 1st quarter 2023.

We anticipate that the Company will be able to implement one new guard contract with annual revenues over $10 million, which provides cash at the rate of 6%.

Each new guard contract requires capital to cover startup costs. The startup costs include guard equipment such as pistols and uniforms, vehicles, and payroll for the first two months. These costs are reimbursed from the contract but can take a full year to recoup 100% of the costs. This requires the company to have on hand a minimum of 15% of the annual contract revenue. For example, a $30 million 5-year contract requires $1.2 million for startup funds. Even though these funds are recouped within the first year, if the company is awarded multiple contracts back-to-back, cash on hand can be a problem. The cash flow projection assumes funding of the start-up funds via line of credit and investor support.

Second quarter of operation, April – June 30, 2023

During this quarter our focus will be acquiring a guard company of a large enough size to have annual sales over $10 million, with the hopes of providing additional cash from operations at 6% of annual sales.

During this quarter we also look to acquire a transportation company, hopefully with federal contract(s). The capital required for this industry is heavy on the asset side in that vehicles need to be ready to go at the time of contract award. However, bottom line earnings can exceed 12%. Like the guard industry, this industry is going through mergers and acquisitions. Management is confident they will be able to find a few companies that meet our acquisition requirements.

Third quarter of operation, July – September 30, 2023

The third quarter of operation anticipates the operations of an acquired transportation company with a net cash percentage of 12% or more. This quarter could see the blending in of the transportation company and the consolidation of overheads.

At this point AGSS should have a complete Executive Team, full Board of Directors, processes and procedures in place and will be aggressively working to achieve our goal of $100 million in annual sales.

As previously indicated it is anticipated that AGSS will acquire additional Security Companies competing with AGSS in the government contracting market, along with companies that meet the acquisition criteria previously mentioned, from June 2023 through the end of the year. The previous comments and timeline reflect management’s expectations that are achievable and are at the minimum of management’s intentions. Based on market activities and investor readiness, the pace of acquisitions and contract awards could accelerate.

Item 3.02	Unregistered Sales of Equity Securities

On December 9, 2022, AGSS entered into the Merger Agreement. Pursuant to the Share Exchange, (a) the Majority Shareholder relinquished all of his 573 Amerigaurd common shares and the Minority Shareholders relinquished all of their 67 AmeriGuard common shares, constituting all issued and outstanding shares of AmeriGuard (the “AmeriGuard Shares”), and were issued an aggregate of 80,578,125 and 9,421,875 respectively of AGSS common shares, representing 86.26% and 10.09% of the outstanding Common Stock of AGSS and (b) AmeriGuard returned the A-1 Preferred Stock of AGSS for retirement.

Item 5.01	Changes in Control of Registrant.

In connection with the closing of the Merger, and as described in Item 5.02 of this Current Report, our sole officer and director resigned upon the closing of the Merger, and the officers and directors of AmeriGuard became our officers and directors.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Set forth below is information regarding our directors and executive officers following the closing of the Merger. Pursuant to the terms of the Merger, our sole officer and director, Lawrence Garcia, was appointed as President and Chief Executive Officer, was appointed as our Chief Operating Officer, Secretary and Treasurer, Michael Goossen as our Chief Financial Officer. In addition, in connection with the Merger, Douglas Anderson was appointed to serve as a director on December 7, 2022

The following persons became our executive officers and directors upon effectiveness of the Merger, and hold the positions set forth opposite their respective names.

Name	Age	Position
Lawrence Garcia	50	Chairman of the Board, President and Chief Executive Officer
		Chief Operating Officer, Chief Marketing Officer, Secretary, Treasurer and Director
Michael Goossen, CPA	60	Chief Financial Officer
Douglas Anderson*	60	Director

*	Appointed December 7, 2022.

Lawrence Garcia is the CEO and President of AmeriGuard Security Service, Inc incorporated in state of California in 2002. Lawrence is a disabled veteran of the United States Navy and of Hispanic dissent. He has led the company from a small local guard company to a national company currently managing five Federal Government armed guard contracts with annual revenue of over $22 million. Mr. Garcia has twice been named, “Businessman of the Year” in the State of California.

Michael Goossen, CPA is the Chief Financial Officer of AmeriGuard Security Services, Inc., a California Corporation. Michael has been a CPA since 1986, has worked in multiple industries as a CFO and CEO. During the past 20 years he has been providing small business consulting, offering CFO services and executive leadership development. Michael began working with AmeriGuard as a CFO consultant and business strategic services 3 years ago and became the full time CFO for AmeriGuard in August 2022.

Douglas Anderson, Board Director. Mr. Anderson is the CEO of Wall Street Capital Partners and has been involved in or exposed to most aspects of corporate finance with over 20 years on Wall Street. Prior to his work in corporate finance, he served in the U.S. Marine Corps, including the elite Marine Reconnaissance Battalion. He held a Top-Secret clearance while serving operationally in the U.S. State Department at American Embassies overseas, as well as at the U.N. in New York, where he participated in Security Enhancement programs. Mr. Anderson was formally trained on Wall Street as an Underwriter. He has been interviewed and broadcast nationally and internationally, many times as an expert both on NASDAQ and at the NYSE. Mr. Anderson earned his undergraduate degree from the University of Washington and postgraduate graduate education includes executive education from Harvard in Finance and Texas A&M in Agriculture Science. Mr. Anderson has served as an Advisor, Director, public company CEO and public company Board Director over his career.

Related Party Transactions

On July 7, 2022 the AmeriGuard entered into a buyout agreement with its minority shareholder Lillian Flores. The value of AmeriGuard to be used for the buyout agreement was calculated using an independent evaluation service which determined the December 31, 2020 value to be approximately $6,400,000. As a 45% owner, Mrs. Flores’ share was approximately $2,885,000. After negotiation of some additional funds due Mrs. Flores, the final buyout amount was approximately $3,385,000. A 5-year promissory note was executed (exhibit 10.1) and the note is secured by a stock pledge (exhibit 10.2).

Director Independence

Lawrence Garcia, CEO and majority Shareholder is our only non-independent director.

Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the Company;

●	the director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the Company;

●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the company’s audit.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses)

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been found by a court of competent jurisdiction in a civil action or by the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

We have not adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, because of the small number of persons involved in the management of the Company.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Company amended and restated our bylaws. The updated bylaws are attached hereto as Exhibit 3.2.

Item 5.06	Change in Shell Company Status.

Following the consummation of the Merger described in Item 2.01 of this Current Report on Form 8-K, we believe that we are no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired. In accordance with Item 9.01(a), AmeriGuard Security Services, Inc. audited financial statements for the period from December 31, 2021 and 2020 and reviewed financial statements for the nine months ended September 30, 2022 is filed in this Current Report on Form 8-K on F-2-18, respectively, as required by Regulation S-X Rule 3-05(b).

(b)	Pro forma financial information.

In accordance with Item 9.01(b), unaudited pro forma condensed combined financial statements as of September 30, 2022, adjusted to give the effect of the acquisition of AmeriGuard, as if the acquisition had occurred at January 1, 2021, and the accompanying notes are included in this Report beginning on Page F-19.

(c)	Exhibits.

9.01(a) Financial Statements of Business Acquired

Financial Statements

Table of Contents

Audited Balance Sheets of AmeriGuard Security Services, Inc. as of December 31, 2021 and 2020, and the Related Audited Statements of Operations, Shareholders’ Equity, and Cash Flows for the years ended December 31, 2021 and 2020.

Reviewed Balance Sheet of AmeriGuard Security Services, Inc. as of September 30, 2022, and the Related Audited Statements of Operations, Shareholders’ Equity, and Cash Flows for the nine months ended September 30, 2022.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of AmeriGuard Security Services, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of AmeriGuard Security Services, Inc. as of December 31, 2021 and 2020, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company’s auditor since 2021

Lakewood, CO

April 25, 2022

AmeriGuard Security Services, Inc.

BALANCE SHEETS

	December 31,	December 31,
	2021	2020
Assets
Current Assets
Cash	$2,129,801	$3,056,449
Accounts receivable, net (note 1)	2,215,198	2,191,826
Prepaid insurance	107,883	74,934
Related Party Receivable (note 3)	10,596	-
Total Current Assets	4,463,478	5,323,209

Other Non-Current Assets
Fixed assets, net depreciation (note 4)	132,802	175,564
Receivable from related party	-	-
Total Non-Current Assets	132,802	175,564
Total Assets	$4,596,280	$5,498,773

Liabilities
Current Liabilities
Accounts payable	$418,341	$384,598
Accrued Payroll	657,741	582,048
Payroll liability - Pension (note 5)	616,579	539,342
Current portion of notes payable (note 6)	127,615	194,856
Total Current Liabilities	1,820,276	1,700,844

Long Term Liabilities
Long term portion of notes payable (note 6)	780,845	944,964
Total Liabilities	2,601,121	2,645,808

Stockholders’ equity
Common stock, $1.00 par value, 1,000 shares issued and outstanding at December 31, 2019 and 2020 (Note 7)	1,000	1,000
Retained earnings	1,994,159	2,851,965
Total Stockholders’ Equity	1,995,159	2,852,965
Total Liabilities and Stockholders’ Equity	$4,596,280	$5,498,773

See accompanying notes to financial statements

AmeriGuard Security Services, Inc.

STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,	December 31,
	2021	2020
Revenue
Security Services	$22,418,328	$19,468,546
Other related income	24,185	22,651
Total Revenue	22,442,513	19,491,197

Cost of Services
Salaries and related taxes	13,873,242	11,843,458
Employee benefits	2,915,323	2,446,800
Sub-Contractor payments	3,433,959	2,363,121
Guard training	222,298	179,871
Vehicles and equipment expenses	184,176	219,246
Total Cost of Services	20,628,998	17,052,496

Gross Margin	1,813,515	2,438,701

Operating Expenses
Salaries, payroll taxes and benefits	365,433	407,819
Vehicle expense	295,054	248,098
Professional services	301,854	234,353
Cellular services	112,140	108,216
General liability insurance	111,287	76,635
Advertising and marketing	77,349	72,370
General and administrative expenses	289,333	288,430
Loan interest	59,439	63,232
Depreciation expense	52,273	58,238
Total Operating Expenses	1,664,162	1,557,391

Net Income/(Loss) from Operations	149,353	881,310

Other Income (Expense)
Other Income	-	2,031,197
Other (Expense)	(500,000)
Total Other Income (Expense)	-	2,031,197

Net Income/(loss) before Income Taxes	(350,647)	2,912,507

Income tax expense	33,923	48,498

Net Income/(loss)	$(384,570)	$2,864,009

Net Income/(loss) per Common Share - Basic and Diluted	$(384.57)	$2,864.01

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	1,000	1,000

See accompanying notes to financial statements

AmeriGuard Security Services, Inc.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED December 31, 2020 and 2021

			Additional		Total
	Common Stock		Paid-In	Stockholders’	Stockholders’
	Shares	Amount	Capital	Equity	Equity
Balance, December 31, 2019	1,000	$1,000	$-	$318,013	$319,013
Owner draws	-	-		(330,057)	(330,057)
Net Income for year ended December 31, 2020				2,864,009	2,864,009
Balance, December 31, 2020	1,000	$1,000	$-	$2,851,965	$2,852,965
Owner draws		-	-	(473,236)	(473,236)
Net Income for year ended December 31, 2021				(384,570)	(384,570)
Balance, December 31, 2021	1,000	$1,000	$-	$1,994,159	$1,995,159

See accompanying notes to financial statements

AmeriGuard Security Services, Inc.

STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,	December 31,
	2021	2020
Cash Flows from Operating Activities
Net Income/(Loss)	$(384,570)	$2,864,009
Adjustment to reconcile net loss from operations:
Changes in Operating Assets and Liabilities
Accounts receivable, net	(23,372)	(1,313,554)
Prepaid insurance	(32,949)	(74,934)
Related Party Receivable	(10,596)	-
Depreciation	52,273	58,238
Accounts payable	33,742	260,967
Accrued Payroll	75,693	133,559
Payroll liability - Pension	(85,867)	266,542
Net Cash (Used)/provided in Operating Activities	(212,542)	2,194,827

Cash Flows Used from Financing Activities
Purchase of fixed assets	(24,552)	(157,856)
Payment online of credit	-	(372,515)
Reduction in balance from AmeriGuard Security Systems, Inc	-	219,564
Loan principal payments	(237,816)	(139,845)
Owner distributions	(473,238)	(330,057)
Net Cash Used by Investing Activities	(735,606)	(780,709)

Cash Provided from Financing Activities
Secure Transportation vehicle loan	21,500	-
Master’s Security equipment loan	-	177,854
SBA Loan	-	1,083,600
Net Cash Provided by Financing Activities	21,500	1,261,454

Net Increase (Decrease) in Cash	(926,648)	2,675,572
Cash at Beginning of Period	3,056,449	380,877
Cash at End of Period	$2,129,801	$3,056,449

Supplemental Cash Flow Information:
Income Taxes Paid	$33,923	$48,498
Interest Paid	$59,439	$63,232

See accompanying notes to financial statements

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

AmeriGuard Security Services, Inc., is a California Sub-Chapter S Corporations formed on November 14, 2002. The corporation was incorporated with the issuance of 1,000 shares of no-par value stock currently held by Lawrence Garcia, President and CEO with 550 shares and Lillian Flores, VP of Operations with 450 shares. The Company provides armed guard services as a federal contractor with licenses in 5 states and provides commercial guard services in California.

The Company’s accounting year end is December 31.

Basis of Presentation

These financial statements are presented in United States dollars and have been prepared in accordance with United States generally accepted accounting principles.

Risks and Uncertainties

The risks and uncertainties described below may not be the only ones we are or may face in the future. If any of the following do occur, our business, financial condition or results of operations could be materially adversely affected.

The company receives over 90% of its total revenue from four Federal contracts as described in Note 9 below. These contracts have specific terms, typically five years with the opportunity for extension, but there are no assurances they will be extended. Although we have had several extended in the past, there is no guarantee this will again happened in the future. However, there are significant direct expenses for each contract that also are removed from operations at the end of a contract. As a result, the revenue lost from a completed contract does not affect the bottom-line profits in an amount equal to the revenue lost. The actual net income impact depends on the contract.

The process required to acquire a government contract takes several months to complete prior to delivery of the proposal to the contracting agency. Due to the time span required to prepare a proposal and wining the contract is not guaranteed, the company maintains a department of individuals who monitor and write proposals for all government contracts that become open for bid on a continuing basis. It is important to the company that new contracts are acquired consistently to maintain and grow annual revenue.

Other risks to operations consist of State and Federal regulations, staffing shortages, the ongoing impact of COVID, accelerating inflation, and overall business environment issues we cannot foresee.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates include estimated useful lives and potential impairment of property and equipment, along with the collectability of some receivables from customers.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. On December 31, 2021 and December 31, 2020, the Company had cash and cash equivalents totaling $2,129,801 and $3,056,449 respectively.

Accounts Receivable

We record accounts receivable at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances and is charged to other bad debt expense. We calculate this allowance based on our history of write-offs, the level of past-due accounts based on the contractual terms of the receivables, and our relationships with, and the economic status of, our customers. With over ninety percent of year end accounts receivable balance from Federal contracts that require payment, and the uncollectable amount historically has been less than 1%. As of December 31, 2021 and 2020, an allowance for estimated uncollectible accounts was determined to be unnecessary.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate. The estimated useful life for Machinery and Equipment, and Vehicles is 5 years.

Net Income/(Loss) per Share

Net income/(loss) per common share is computed by dividing net income or loss by the weighted average common shares outstanding during the period as defined by Financial Accounting Standards, ASC Topic 260, “Earnings per Share”. Basic earnings/(loss) per common share (“EPS”) calculations are determined by dividing net income/(loss) by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding.

Revenue Recognition

We recognize revenue when the Invoice for contracted services is issued as stipulated by the contract. Other services provided are recognized at the time the service is provided. Ninety nine percent of revenues are billed monthly and recognized in the month the services were provided. Refunds and returns, which are minimal, are recorded as a reduction of revenue. The Company has not recorded a reserve for returns at December 31, 2021, or 2020 since it does not believe such returns will be material.

Fair Value of Financial Instruments

The Company applies the accounting guidance under Financial Accounting Standards Board (“FASB”) ASC 820-10, “Fair Value Measurements”, as well as certain related FASB staff positions. This guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact business and considers assumptions that marketplace participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

The guidance also establishes a fair value hierarchy for measurements of fair value as follows:

☐	Level 1 - quoted market prices in active markets for identical assets or liabilities.

☐	Level 2 - inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

☐	Level 3 - unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amount of the Company’s financial instruments approximates their fair value as of December 31, 2020 and December 31, 2021, due to the short-term nature of these instruments.

Recently Issued Accounting Pronouncements

FASB ASU No. 2016-02 (Topic 842), “Leases” – Issued in February 2016, ASU No. 2016-02 established ASC Topic 842, Leases, as amended by subsequent ASUs on the topic, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. ASU 2016-02 requires lessees to apply a two-method approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase. Lessees are required to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. Lessees will recognize expense based on the effective interest method for finance leases or on a straight-line basis for operating leases. The accounting applied by the lessor is largely unchanged from that applied under the existing lease standard. We would be required to record a right-of-use asset and lease liability equal to the present value of the remaining minimum lease payments and will continue to recognize expense on a straight-line basis upon adoption of this standard. ASU 2016-02 is effective for reporting periods for private companies beginning after December 15, 2021, with early adoption permitted. In July 2018, the FASB issued an update ASU 2018-11 Leases: Targeted Improvements, which provides companies with an additional transition option that would permit the application of ASU 2016-02 as of the adoption date rather than to all periods presented. The Company expects to adopt this standard for the reporting year ending December 31, 2022.

NOTE 3 – RELATED PARTY RECEIVABLE

On July 7, 2021, the company has entered into an agreement to purchase 100% of the Preferred A-1 Stock of Health Revenue Assurance Holdings, Inc. a SEC registered company for $450,000. The Company is pursuing a business combination with AmeriGuard Security Services, Inc., (formerly HRAH). To date we have no signed definitive agreement, have not submitted the terms of the proposed transaction to appropriate regulatory agencies for approval and have not determined the terms of any agreement. If a business combination is consummated with AmeriGuard Security Services, Inc., (formerly HRAH) will cease to be a shell company (as defined in Rule 12b-2 of the Exchange Act). AmeriGuard Security Services, Inc. (formerly HRAH) will be a publicly traded operating company engaged in providing security services.

If Company does not consummate a business combination with AmeriGuard Security Services, Inc., (formerly HRAH) the Company does not expect that existing operational cash flow of will be sufficient to fund presently anticipated operations. The Company will be required to continue to fund AGSS Inc. administrative expenses.

These expenses are being treated as a Related Party Receivable. The receivable balances on December 31, 2021 and 2020 was $10,596 and $0 respectively.

NOTE 4 – FIXED ASSETS

Fixed assets consist of the following at December 31, 2021 and 2020:

	2021	2020
Machinery and Equipment	246,975	243,923
Vehicles	131,749	143,699
Total Fixed Assets	378,749	387,622
Accumulated Depreciation	(245,947)	(212,058)
Fixed Assets, Net	$132,802	$175,564

NOTE 5 – PAYROLL LIABILITY – PENSION

The company offers various pension plans to employee groups based on location of employment. Corporate office employees and guards have an option to participate in a 401K sponsored by the company with a matching program up to 5% of employee salary. Federal contracts have union agreements that define the pension calculation and due dates. It is the responsibility of the company to calculate the pension benefit amount each month and contribute the amount due to the plan designated. The pension balances due on December 31, 2021 and 2020 for all plans was $616,579 and $539,342 respectively.

NOTE 6 – NOTES PAYABLE

In May 2017, the company entered into a vehicle finance agreement with Ford Credit Corporation. The amount financed was $33,425, with 59 principal and interest payments of $721, with a fixed interest rate of 10.44%. Balance remaining in the amount of $0 and $11,134 as of December 31, 2021 and 2020 respectively.

In June 2020, AmeriGuard Security Services, Inc. received a SBA Loan through Fresno First Bank in the amount of $1,080,000 that was used to close out the Citibank loan in the amount of $312,339 with the remaining balance after expenses held in reserve. The SBA loan is a 10-year loan with monthly principal and interest payment of $11,988. Interest rate fixed at 6%. Due to the COVID relief program passed on the federal level, the federal government covered the initial payments for the first year through 2020 and into 2021. Payments were posted as reduction in principle with the interest portion being recorded as income. Balance remaining on the SBA loan was $888,845 and $1,052,964 as of December 31, 2021 and 2020 respectively.

In January 2020, the Company entered into a financing agreement with Master Security Company for the purchase of vehicles, guns, and guard equipment for the National Institute of Health USEPA contract which began May 2020. The principal financed was $150,000, with interest of 4% for a term of 21 months. Resulting in a monthly principal and interest payment of $7,406. Balance remaining in the amount of $7,729 and $75,722 as of December 31, 2021 and 2020 respectively.

In December 2021, the Company entered into a financing agreement with Secure Transportation Inc. for the purchase of three used vehicles in the amount of $21,500. Note requires 12 equal payments of $1,900 with a calculated interest rates of 5% with the first payment December 15, 2021. Balance remaining in the amount of $19,615 as of December 31, 2021.

The following schedule details the loans active as of December 31, 2021 and 2020:

	2021	2020
Current Portion:
Notes and loans payable	$127,615	$194,856
Total Current Portion	127,615	194,856
Long term Portion:
Notes and loans payable	780,845	944,964
Total Long term Portion	780,845	944,964
	$908,460	$1,139,820

NOTE 7 – STOCKHOLDERS’ EQUITY

The company has authorized and issued 1,000 common shares with a par value of $0.00 on inception date, no additional shares issued as of December 31, 2021 and December 31, 2020. Lawrence Garcia, President and CEO, holds 550 shares and Lillian Flores, Vice President, holds 450 shares.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

The company has a multiple vehicle lease agreement with Enterprise Leasing. As of December 31, 2021, the company had 11 vehicles under lease. The lease agreement includes maintenance services along physical damage insurance. The term of the lease agreement varies based on the date vehicle were leased and the respective terms for each vehicle. The master lease is updated annually and requires annual internal financial reports and company tax return.

NOTE 9 – CONCENTRATION OF SALES

The company generated approximately $22,100,000 and $19,700.000 in guard service revenue for the years 2021 and 2020 respectively. Of the total guard service revenue, approximately 92% was earned from four federal contracts operated by the company. The contracts and their respective terms are as follows:

●	Social Security Administration, NSC	- September 2017 through September 2022

●	Social security Administration, SSC	- June 2017 through June 2022

●	Social Security Administration, WBDOC	- June 2021 through July 2026

●	National Institute of Health- EPA	- May 2020 through March 2025

NOTE 10 – LITIGATION AND CLAIMS

None per attorney letter

NOTE 11 – INCOME TAXES

The Company has elected, with the consent of its stockholders, to be treated as an S Corporation under the Internal Revenue Code. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company’s income. Therefore, no provision for income taxes has been included in the accompanying financial statements.

NOTE 12 – SUBSEQUENT EVENTS

On March 11, 2022, the Company, amended the articles of incorporation of Health Revenue Assurance Holdings, Inc. to change its name to AmeriGuard Security Services, Inc. The name was deemed effective by FINRA on March 17, 2022.

On March 11, 2022, AmeriGuard Security Services, Inc. amended its articles of incorporation to reverse split its Common Stock at a rate of 1 for 20, which was declared effective by FINRA on March 17, 2022. The Common Stock was reversed split 1 for 20 pre-split 68,346,042 to post-split 3,417,002.

On March 17, 2022, the Company was informed by FINRA that the Company’s ticker symbol would be changed to AGSS in twenty business days.

AmeriGuard Security Services, Inc.

BALANCE SHEETS

September 30,
2022
Assets
Current Assets
Cash	$1,658,329
Accounts receivable, net (note 2)	1,932,551
Prepaid insurance	128,379
Related Party Receivable (note 3)	49,120
Total Current Assets	3,768,379

Other Non-Current Assets
Fixed assets, net depreciation (note 4)	213,890
Total Non-Current Assets	213,890
Total Assets	$3,982,269

Liabilities
Current Liabilities
Accounts payable	$702,275
Accrued Interest	21,300
Accrued Payroll	665,191
Payroll liability - Pension (note 5)	394,635
Current portion of notes payable (note 6)	719,563
Total Current Liabilities	2,502,964

Long Term Liabilities
Long term portion of notes payable (note 6)	2,801,744
Total Liabilities	5,304,708

Stockholders’ equity
Common stock, $1.00 par value, 640 shares issued and outstanding at September 30, 2022 (note 7)	640
Treasury stock issued, not outstanding, 360 Shares	360
Retained earnings	(1,323,439)
Total Stockholders’ Equity	(1,322,439)
Total Liabilities and Stockholders’ Equity	$3,982,269

Unaudited

See accompanying notes to financial statements

AmeriGuard Security Services, Inc.

STATEMENTS OF OPERATIONS

For the Nine Months Ending September 30, 2022

Revenue
Security Services	$18,802,985
Other related income	36,011
Total Revenue	18,838,996

Cost of Services
Salaries and related taxes	11,067,161
Employee benefits	2,270,637
Sub-Contractor payments	2,595,784
Guard training	161,525
Vehicles and equipment expenses	142,594
Total Cost of Services	16,237,701

Gross Margin	2,601,295

Operating Expenses
Salaries, payroll taxes and benefits	842,048
Vehicle expense	331,506
Professional services	245,810
Cellular services	80,136
General liability insurance	79,245
Advertising and marketing	76,695
General and administrative expenses	415,373
Loan interest	60,693
Depreciation expense	33,282
Total Operating Expenses	2,164,788

Net Income/(Loss) from Operations	436,508

Other Expenses
Merger Preparation Expenses	(249,585)
Other (Expense) note 3	(8,600)
Total Other Income	(258,185)

Net Income/(loss) before Income Taxes	178,323

Income tax expense	1,750

Net Income/(loss)	$176,573

Net Income/(loss) per Common Share - Basic and Diluted	$275.89

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	640

Unaudited

See accompanying notes to financial statements

AmeriGuard Security Services, Inc.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the Nine Months Ending September 30, 2022

					Additional		Total
	Common Stock		Treasury Stock		Paid-In	Stockholders’	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Equity	Equity
Balance, December 31, 2021	1,000	$1,000	-	$-	$-	$1,994,159	$1,995,159
Owner draws						(11,749)	(11,749)
Acquisition of Related Business						(97,471)	(97,471)
Shareholder Buyout (note 7)					(3,384,950)	(3,384,950)	(3,384,950)
Buyout Adjustment to Stock	(360)	$(360)	360	$360		-	-
Net Income ending June 30, 2022						176,573	176,573
Balance, September 30, 2022	640	$640	360	$360	$(3,384,950)	$(1,323,439)	$(1,322,439)

Unaudited
See accompanying notes to financial statements

AmeriGuard Security Services, Inc.

STATEMENTS OF CASH FLOWS

For the Nine Months Ending September 30, 2022

Cash Flows from Operating Activities
Net Income/(Loss)	$176,573
Adjustment to reconcile net loss from operations:
Changes in Operating Assets and Liabilities
Accounts receivable, net	282,646
Prepaid expenses	(20,496)
Related Party Receivable	(38,524)
Depreciation	33,282
Accounts payable	283,115
Accrued Interest	21,300
Payroll Liabilities	7,450
Payroll liability - Pension	(221,944)
Net Cash (Used)/provided in Operating Activities	523,402

Cash Flows Used from Financing Activities
Purchase of Equipment	(31,017)
Leasehold Improvements - Office	(130,129.00)
Sale of Vehicles	21,500
Accumulated Depreciation adjustment	25,277
Loan principal payments	(771,286)
Owner distributions	(11,749)
Retained Earnings impact of Acquisition (note 7)	(97,470)
Net Cash Used by Investing Activities	(994,874)

Cash Provided from Financing Activities
Net Cash Provided by Financing Activities	-

Net Increase (Decrease) in Cash	(471,473)
Cash at Beginning of Period	2,129,801
Cash at End of Period	$1,658,329

Supplemental Cash Flow Information:
Income Taxes Paid	$1,750
Interest Paid	$60,693

Unaudited

See accompanying notes to financial statements

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

AmeriGuard Security Services, Inc., is a California Sub-Chapter S Corporations formed on November 14, 2002. The corporation was incorporated with the issuance of 1,000 shares of no-par value stock currently held by Lawrence Garcia, President and CEO with 550 shares and Lillian Flores, VP of Operations with 450 shares. The Company provides armed guard services as a federal contractor with licenses in 5 states and provides commercial guard services in California.

The Company’s accounting year end is December 31.

Basis of Presentation

These financial statements are presented in United States dollars and have been prepared in accordance with United States generally accepted accounting principles.

Risks and Uncertainties

The risks and uncertainties described below may not be the only ones we are or may face in the future. If any of the following do occur, our business, financial condition or results of operations could be materially adversely affected.

The company receives over 90% of its total revenue from four Federal contracts as described in Note 9 below. These contracts have specific terms, typically five years with the opportunity for extension, but there are no assurances they will be extended. Although we have had several extended in the past, there is no guarantee this will again happened in the future. However, there are significant direct expenses for each contract that also are removed from operations at the end of a contract. As a result, the revenue lost from a completed contract does not affect the bottom-line profits in an amount equal to the revenue lost. The actual net income impact depends on the contract.

The process required to acquire a government contract takes several months to complete prior to delivery of the proposal to the contracting agency. Due to the time span required to prepare a proposal and wining the contract is not guaranteed, the company maintains a department of individuals who monitor and write proposals for all government contracts that become open for bid on a continuing basis. It is important to the company that new contracts are acquired consistently to maintain and grow annual revenue.

Other risks to operations consist of State and Federal regulations, staffing shortages, the ongoing impact of COVID, accelerating inflation, and overall business environment issues we cannot foresee.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates include estimated useful lives and potential impairment of property and equipment, along with the collectability of some receivables from customers.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. On September 30, 2022 the Company had cash and cash equivalents totaling $1,658,329.

Accounts Receivable

We record accounts receivable at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances and is charged to other bad debt expense. We calculate this allowance based on our history of write-offs, the level of past-due accounts based on the contractual terms of the receivables, and our relationships with, and the economic status of, our customers. With over ninety percent of year end accounts receivable balance from Federal contracts that require payment, and the uncollectable amount historically has been less than 1%. As of September 30, 2022, an allowance for estimated uncollectible accounts was determined to be unnecessary.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate. The estimated useful life for Machinery and Equipment, and Vehicles is 5 years.

Net Income/(Loss) per Share

Net income/(loss) per common share is computed by dividing net income or loss by the weighted average common shares outstanding during the period as defined by Financial Accounting Standards, ASC Topic 260, “Earnings per Share”. Basic earnings/(loss) per common share (“EPS”) calculations are determined by dividing net income/(loss) by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding.

Revenue Recognition

We recognize revenue when the Invoice for contracted services is issued as stipulated by the contract. Other services provided are recognized at the time the service is provided. Ninety nine percent of revenues are billed monthly and recognized in the month the services were provided. Refunds and returns, which are minimal, are recorded as a reduction of revenue. The Company has not recorded a reserve for returns as of September 30, 2022 since it does not believe such returns will be material.

Fair Value of Financial Instruments

The Company applies the accounting guidance under Financial Accounting Standards Board (“FASB”) ASC 820-10, “Fair Value Measurements”, as well as certain related FASB staff positions. This guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact business and considers assumptions that marketplace participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

The guidance also establishes a fair value hierarchy for measurements of fair value as follows:

☐	Level 1 - quoted market prices in active markets for identical assets or liabilities.

☐	Level 2 - inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

☐	Level 3 - unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amount of the Company’s financial instruments approximates their fair value as of September 30, 2022, due to the short-term nature of these instruments.

Recently Issued Accounting Pronouncements

FASB ASU No. 2016-02 (Topic 842), “Leases” – Issued in February 2016, ASU No. 2016-02 established ASC Topic 842, Leases, as amended by subsequent ASUs on the topic, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. ASU 2016-02 requires lessees to apply a two-method approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase. Lessees are required to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. Lessees will recognize expense based on the effective interest method for finance leases or on a straight-line basis for operating leases. The accounting applied by the lessor is largely unchanged from that applied under the existing lease standard. We would be required to record a right-of-use asset and lease liability equal to the present value of the remaining minimum lease payments and will continue to recognize expense on a straight-line basis upon adoption of this standard. ASU 2016-02 is effective for reporting periods for private companies beginning after December 15, 2021, with early adoption permitted. In July 2018, the FASB issued an update ASU 2018-11 Leases: Targeted Improvements, which provides companies with an additional transition option that would permit the application of ASU 2016-02 as of the adoption date rather than to all periods presented. The Company expects to adopt this standard for the reporting year ending December 31, 2022.

NOTE 3 – RELATED PARTY RECEIVABLE

On July 7, 2021, the company has entered into an agreement to purchase 100% of the Preferred A-1 Stock of Health Revenue Assurance Holdings, Inc. a SEC registered company for $450,000. The Company is pursuing a business combination with AmeriGuard Security Services, Inc., (formerly HRAH). To date we have no signed definitive agreement, have not submitted the terms of the proposed transaction to appropriate regulatory agencies for approval and have not determined the terms of any agreement. If a business combination is consummated with AmeriGuard Security Services, Inc., (formerly HRAH) will cease to be a shell company (as defined in Rule 12b-2 of the Exchange Act). AmeriGuard Security Services, Inc. (formerly HRAH) will be a publicly traded operating company engaged in providing security services.

If Company does not consummate a business combination with AmeriGuard Security Services, Inc., (formerly HRAH) the Company does not expect that existing operational cash flow of will be sufficient to fund presently anticipated operations. The Company will be required to continue to fund AGSS Inc. administrative expenses.

These expenses are being treated as a Related Party Receivable. The receivable balance on September 30, 2022 was $41,658.

NOTE 4 – FIXED ASSETS

Fixed assets consist of the following on September 30, 2022:

Building Lease Improvements	130,129
Machinery and Equipment	277,992
Vehicles	110,274
Total Fixed Assets	518,396
Accumulated Depreciation	(304,506)
Fixed Assets, Net	$213,890

NOTE 5 – PAYROLL LIABILITY – PENSION

The company offers various pension plans to employee groups based on location of employment. Corporate office employees and guards have an option to participate in a 401K sponsored by the company with a matching program up to 5% of employee salary. Federal contracts have union agreements that define the pension calculation and due dates. It is the responsibility of the company to calculate the pension benefit amount each month and contribute the amount due to the plan designated. The pension balances due on September 30, 2022 is $394,635.

NOTE 6 – NOTES PAYABLE

In June 2020, AmeriGuard Security Services, Inc. received an SBA Loan through Fresno First Bank in the amount of $1,080,000 that was used to close out the Citibank loan in the amount of $312,339 with the remaining balance after expenses held in reserve. The SBA loan is a 10-year loan with monthly principal and interest payment of $11,988. Interest rate fixed at 6%. Due to the COVID relief program passed on the federal level, the federal government covered the initial payments for the first year through 2020 and into 2021. Payments were posted as reduction in principle with the interest portion being recorded as income. Balance remaining on the SBA loan was $823,347 as of September 30, 2022.

On July 6, 2022 the company executed a buyout agreement of the minority shareholder Lillian Flores. See note 7 for details. The resulting note payable due had a balance of $2,697,860 as of September 30, 2022

The following schedule details the loans active as of September 30, 2022:

Current Portion:
Notes and loans payable	$719,563
Total Current Portion	719,563
Long term Portion:
Notes and loans payable	2,801,744
Total Long-term Portion	2,801,744
$3,521,307

NOTE 7 – STOCKHOLDERS’ EQUITY

The company has authorized and issued 1,000 common shares with a par value of $1.00 on inception date, no additional shares issued as of September 30, 2022. Lawrence Garcia, President and CEO, holds 640 shares and is the only shareholder. The remaining 360 shares are held in treasury as collateral for the shareholder buyout agreement as described in the paragraph below. After each payment is made per the agreement, 90 chares will be released from Treasury and given to Lawrence Garcia.

On June 1, 2022, the company agreed to accept the assets and liabilities of The Training Point, Inc. A company wholly owned by CEO Lawrence Garcia. There was no financial consideration paid to the owner, Lawrence Garcia, with the operations continuing as a training department within the Company. The net impact to Stockholders’ Equity was a decrease in net assets of $97,471. The Training Point is a corporation in the state of Maryland and will be dissolved with the filing of the final tax return for the year ending 2022.

On July 6, 2022 the Company executed a share buyout agreement with Lillian Flores. The agreement purchased all 450 shares of AmeriGuard Security Services, Inc, held by Lillian Flores in the amount of $2,884,950 with an additional consideration in the amount of $500,000. The total buyout was $3,384,950. The Company was evaluated by an outside third party as of December 31, 2020. The total due is to be paid over five equal payments plus interest annual at the rate of 3.11% with the first payment of $676,990 due at time of signing. The remaining four payments are due each December, starting December 31, 2023. Interest is accrued annually and expensed monthly based on the buyout agreement payment schedule. Interest for the three-month ending September 30, 2022 is $21,300.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

The company has a multiple vehicle lease agreement with Enterprise Leasing. As of September 30, 2022, the company had 19 vehicles under lease. The lease agreement includes maintenance services along physical damage insurance. The term of the lease agreement varies based on the date vehicle were leased and the respective terms for each vehicle. The master lease is updated annually and requires annual internal financial reports and company tax return.

NOTE 9 – CONCENTRATION OF SALES

The company generates approximately $22,100,000 in contract guard service revenue on an annual basis. Of the total guard service revenue, approximately 92% was earned from four federal contracts operated by the company. The contracts and their respective terms are as follows:

●	Social Security Administration, NSC	- September 2022 through September 2027

●	Social security Administration, SSC	- June 2022 through June 2027

●	Social Security Administration, WBDOC	- June 2021 through July 2026

●	National Institute of Health- EPA	- May 2020 through March 2025

NOTE 10 – LITIGATION AND CLAIMS

None per attorney letter

NOTE 11 – INCOME TAXES

The Company has elected, with the consent of its stockholders, to be treated as an S Corporation under the Internal Revenue Code. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company’s income. Therefore, no provision for income taxes has been included in the accompanying financial statements.

NOTE 12 – SUBSEQUENT EVENTS

None

9.01(b) Pro Forma financial information.

Unaudited Pro Forma Condensed Consolidated Financial Statements	F-22
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2022	F-24
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 2022	F-25
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2021	F-26
Notes to Unaudited Pro Forma Condensed Consolidated Financial Information	F-27

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On December 9, 2022, AmeriGuard Security Services, Inc., formerly Health Revenue Assurance Holdings, Inc. (the “Company” or “AGSS”) entered into (a) a Definitive Share Exchange Agreement (as amended to date, the “Merger Agreement”) with AmeriGuard Security Services, Inc. (“AmeriGuard.”) a California Corporation and the stockholders of AmeriGuard (the “AmeriGuard Stockholders”);

Pursuant to the Exchange Agreement, AmeriGuard will become a direct, wholly owned subsidiary of AGSS (the “Merger”). The Exchange Agreement is each discussed in greater detail under Note 1 “Description of the Merger”.

AmeriGuard closed the Merger on December 9, 2022, AGSS closed the acquisition of AmeriGuard. The unaudited pro forma condensed consolidated financial information is presented to illustrate the estimated effects of the merger between the Amerigaurd and AGSS, Inc. based on the historical financial position and results of operations of AmeriGuard and AGSS. It is presented as follows:

●	The unaudited pro forma condensed consolidated balance sheet as of September 30, 2022 was prepared based on (i) the historical unaudited balance sheet of AGSS as of September 30, 2022 and (ii) the historical unaudited consolidated balance sheet of AmeriGuard as of September 30, 2022.

●	The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2022 was prepared based on (i) the historical unaudited statement of operations of AGSS for the nine months ended September 30, 2022 and (ii) the historical unaudited statement of operations of AmeriGuard for the nine months ended September 30, 2022.

●	The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2021 was prepared based on (i) the historical audited statement of operations of AGSS for the year ended December 31, 2021 and the (ii) the historical audited statement of operations of AmeriGuard for the year ended December 31, 2021.

While AGSS is the legal acquirer, the merger will be accounted for as a reverse acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”). AmeriGuard will be deemed to be the acquirer for financial accounting purposes. The unaudited pro forma condensed consolidated financial information set forth below primarily gives effect to the following: the consummation of the merger; the application of the acquisition method of accounting in connection with the merger; transaction costs incurred in connection with the exchange.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial information. The unaudited pro forma condensed consolidated balance sheet data gives effect to the merger as if it had occurred on September 30, 2022. The unaudited pro forma condensed consolidated statements of operations data for the nine months ended September 30, 2022 and the year ended December 31, 2021 gives effect to the merger as if it had occurred on January 1, 2021.

The unaudited pro forma condensed consolidated financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed consolidated financial information to give effect to unaudited pro forma events that are directly attributable to the merger, factually supportable and, with respect to the unaudited pro forma condensed consolidated statement of operations, expected to have a continuing impact on the results of operations of the combined company. The accompanying unaudited pro forma condensed consolidated statement of operations does not include any pro forma adjustments to reflect certain expected financial benefits of the merger, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve those benefits, including the cost of integration activities, or restructuring actions which may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

The unaudited pro forma condensed consolidated financial information has been prepared using the acquisition method of accounting under existing GAAP, which is subject to change. AmeriGuard is deemed the accounting acquirer in the merger for accounting purposes and AGSS is treated as the acquiree, based on a number of factors considered at the time of preparation, including control over the post-merger company as evidenced by the composition of executive management and the board of directors as well as the relative equity ownership after the closing of the merger. The application of acquisition accounting is dependent upon the working capital positions at the closing of the merger and is dependent on certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. The combined company will complete the valuations and other studies following the merger and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the merger. The assets and liabilities of AGSS, Inc. and other pro forma adjustments have been measured based on various preliminary estimates using assumptions that the Company and the AGSS, Inc. believe are reasonable, based on information that is currently available. Accordingly, the pro forma adjustments are preliminary. Differences between these preliminary estimates and the final acquisition accounting could be significant, and these differences could have a material impact on the accompanying unaudited pro forma condensed consolidated financial information and the combined company’s future results of operation and financial position.

The unaudited pro forma condensed consolidated financial information has been compiled in a manner consistent with the accounting policies adopted by AmeriGuard. Following the completion of the merger, the combined company will perform a detailed review of AmeriGuard’s accounting policies and will conform the combined company policies. The combined company may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. Transactions between AGSS and AmeriGuard during the periods presented in the unaudited pro forma condensed consolidated financial information were not significant.

This unaudited pro forma condensed consolidated financial information was derived from and should be read in conjunction with the accompanying notes, as well as the following historical financial statements and the related notes of AmeriGuard and AGSS.:

●	Separate historical audited financial statements of AmeriGuard as of December 31, 2021 and 2020 and included in this Form 8-K filing with the Securities and Exchange Commission.

●	Separate historical unaudited financial statements of AmeriGuard and the nine months ended September 30, 2022 and included in this Form 8-K filing with the Securities and Exchange Commission.

●	Separate historical audited financial statements of AGSS as of December 31, 2021, included in AGSS’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

●	Separate historical unaudited financial statements of AGSS and the nine months ended September 30, 2022 included in AGSS’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

AMERIGUARD SECURITY SERVICES, INC.
UNAUDITED PROFORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2022

	Historical as of September 30,
	2022		Merger			Consolidated
	AGSS	AmeriGuard	Adjustments			30-Sep-22
			Dr.	Cr.
Assets
Current Assets
Cash	$-	$1,658,329				$1,658,329
Accounts receivable, net (note 1)		1,932,551				1,932,551
Prepaid insurance		128,379				128,379
Related Party receivable		41,658		41,659	(7)	-
Total Current Assets	-	3,760,917				3,719,259

Fixed assets, net depreciation (note 4)		213,890				213,890

TOTAL ASSETS	$-	$3,974,807				$3,933,149

Liabilities and Stockholders’ Deficit
Liabilities
Accounts payable		$702,275				$702,275
Accrued Interest		21,300				21,300
Accrued Interest				40,470	(8)	40,470
Accrued Payroll		665,191				665,191
Payroll liability - Pension		394,635				394,635
Current portion of notes payable		719,563				719,563
Due to related party	41,659		41,659		(1)
	41,659	2,502,964				2,543,434

Long Term Liabilities
Long term portion of notes payable		735,168				735,168
Long term portion of notes payable		2,801,744				2,801,744
		6,039,876				6,080,346

Stockholders’ equity
Series A-1 Preferred Stock, par value $0.001 25,000,000 shares authorized, 10,000,000 shares issued and outstanding at September 30, 2022	10,000		10,000		(2)	-
Common stock, $1.00 par value, 1,000 shares issued and 640 outstanding at September 30, 2022		640	640		(6)
Common stock, par value $0.001, 500,000,000 shares authorized, 3,817,302 shares issued and outstanding at December 31, 2021
Common stock, par value $0.001, 500,000,000 shares authorized, 93,817,302 shares issued and outstanding at September 30, 2022	68,346			90,000	(5)	158,346

Retained earnings - AmeriGuard		(2,066,069)	41,659		(7)	(3,985,017)
				500,000	(12)
			2,296,350		(4)
			80,939
					(10)
Additional paid-in capital	9,976,045			10,000	(2)	(618,425)
			10,096,049		(3)
			90,000		(5)
				640	(6)
			500,000		(12)
				80,939	(10)
Accumulated surplus (deficit)	(10,096,049)		40,470		(8)
				10,096,049	(3)
				41,659	(1)	2,297,539
				2,296,350	(4)
Total Stockholders’ Deficit	(41,658)					(2,147,557)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$-	$3,974,807	13,197,766	13,197,766		$3,932,789

AMERIGUARD SECURITY SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATION

for the nine months ended September 30, 2022

					Pro Forma
	Historical		Merger		Consolidated
	AGSS	AmeriGuard	Adjustments		9/30/2022
Revenue
Security Services	$	$18,838,996			$18,838,996

Cost of Services
Salaries		11,067,161			11,067,161
Employee benefits		2,270,637			2,270,637
Sub-Contractor		2,595,784			2,595,784
Guard training		161,525			161,525
Vehicles expense		142,594			142,594
Total services cost	-	$16,237,701			16,237,701

Gross Margin		2,601,295			2,601,295

Operating Expenses
Salaries, payroll taxes and benefits		842,048			842,048
Vehicle expense		331,506			331,506
Professional services	16,569	251,310	(16,569	)(9)	251,310
Cellular services		80,136			80,136
General liability insurance		79,345			79,345
Advertising and marketing		76,695			76,695
General and administrative	4,728	417,335	(4,728	)(9)	417,335
Loan interest		60,693			60,693
Promissory note interest			40,470	(8)	40,470
Depreciation expense		33,282			33,282
Total operating expenses	21,297	2,172,350			2,212,820

Operating Income (Loss) before income taxes	(21,297)	428,945			407,648

Other expenses
Merger preparation expense		(258,185)			(258,185)

Net income (loss) before income tax expense		170,760			149,463

Income tax expense	0	1,750			1,750

Net Income (Loss)	$(21,297)	$169,010			$147,713

Weighted average number of common shares outstanding
Basic and diluted	93,417,302	640	(640)		93,417,302

Basic and diluted net loss per share	$(0.00)	$264.08			$0.00

AMERIGUARD SECURITY SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT

OF COMPREHENSIVE INCOME FOR THE YEAR ENDED

					Pro Forma
	Historical		Merger		Consolidated
	AGSS	AmeriGuard	Adjustments		12.31.21
Revenue
Security Services	$	$22,442,080			$22,442,080

Cost of Services
Salaries		13,873,242			13,873,242
Employee benefits		2,752,219			2,752,219
Sub-Contractor		3,433,959			3,433,959
Guard training		222,298			222,298
Vehicles and equipment expenses		184,176			184,176
Total Cost of Services	-	$20,465,894			20,465,894

Gross Margin		1,976,186			1,976,186

Operating Expenses
Salaries, payroll taxes and benefits		365,433			365,433
Vehicle expense		295,054			295,054
Professional services		301,854			301,854
Cellular services		112,140			112,140
General liability insurance		111,287			111,287
Advertising and marketing		77,349			77,349
General and administrative	25,640	289,108	(25,640	)(2)	289,108
Loan interest		59,439			59,439
Promissory note interest			80,939	(10)	80,939
Depreciation		52,273			52,273
Total operating expenses	25,640	1,663,937			1,744,876

Net Income/(Loss) from Operations	(25,640)	312,249			286,609

Other (Expense)		(500,000)	500,000	(12)	0

Net Income/(Loss) before Income Taxes	(25,640)	(187,751)			286,609

Income tax		33,923			33,923

Net Income	$(25,640)	$(221,674)			252,686

Weighted average number of common shares outstanding
Basic and diluted	93,417,302	1,000	(1,000)		93,417,302

Basic and diluted net loss per share	$(0.0003)	$(221.67)			$0.0027

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1. Description of the Merger

On December 9, 2022 pursuant to the terms and conditions of the Merger Agreement, and upon the consummation of the Merger:

In accordance with and subject to the provisions of the merger Agreement and the Nevada Revised Statutes (the “Code”), at the Effective Time, AmeriGuard became a wholly owned subsidiary of AGSS, and AGSS became its only shareholder, and it shall continue in its existence with one owner, AGSS. Pursuant to the Merger Agreement, (A) the Majority Shareholder relinquished all of his 573 AmeriGuard common shares and the Minority Shareholders relinquished all of their 67 common shares, constituting all issued and outstanding shares of AmeriGuard (the “AmeriGuard Shares”), and acquired an aggregate of 80,578,125 and 9,421,875 AGSS common shares, representing 86% and 10% of the outstanding Common Stock of AGSS and (B) AmeriGuard retired and returned the issued and outstanding preferred stock to AGSS.

2. Basis of Presentation

The unaudited pro forma condensed consolidated financial information is prepared in accordance with Article 11 of SEC Regulation S-X. The historical financial information has been adjusted in the accompanying unaudited pro forma condensed consolidated financial information to give effect to unaudited pro forma events that are:

●	directly attributable to the merger;

●	factually supportable; and

●	with respect to the unaudited pro forma condensed consolidated statement of operations, expected to have a continuing impact on the results of operations of the combined company.

The merger will be treated as a business combination for accounting purposes, with AmeriGuard as the deemed accounting acquirer and AGSS as the deemed accounting acquiree. Therefore, the historical basis of AmeriGuard assets and liabilities will not be remeasured as a result of the merger. In identifying AmeriGuard as the acquiring entity, the companies considered the structure of the merger, relative outstanding share ownership at closing and the composition of the combined company’s board of directors and senior management.

The unaudited pro forma condensed consolidated financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting uses the fair value concepts defined in ASC Topic 820, “Fair Value Measurement” (“ASC 820”). Fair value is defined in ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants.

Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

The unaudited pro forma condensed consolidated balance sheet data gives effect to the merger as if it had occurred on September 30, 2022. The unaudited pro forma condensed consolidated statement of operations data gives effect to the merger as if it had occurred on January 1, 2021.

The unaudited pro forma condensed consolidated financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed consolidated financial information has not been adjusted to give effect to certain expected financial benefits of the merger, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. The unaudited pro forma condensed consolidated financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the merger are not included in the unaudited pro forma consolidated statement of operations. However, the impact of such transaction expenses is reflected in the unaudited pro forma consolidated balance sheet as a decrease to accumulated deficit and as an increase to accrued expenses.

3. Accounting Policies

The unaudited pro forma condensed consolidated financial information has been compiled in a manner consistent with the accounting policies of AmeriGuard. Following the merger, the combined company will conduct a review of accounting policies of AGSS in an effort to determine if differences in accounting policies require further reclassification of results of operations or reclassification of assets or liabilities to conform to AmeriGuard accounting policies and classifications. As a result of that review, the combined company may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma condensed consolidated financial information.

4. Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments

The following provides explanations of the various adjustments to the unaudited pro forma condensed consolidated balance sheet as September 30, 2022

AmeriGuard Security Services, Inc. (NV)

Pro forma merger adjustments

for the nine months ending September 30, 2022 and

for the year ending December 31 2021

The following provides explanation of the various adjustment to the unaudited pro forma condensed consolidated balance sheet as of September 30, 2022

AGSS adjustments

1	Related party payable to AmeriGuard	41,659
	Accumulated (Deficit) – AGSS		41,659

	To reverse AGSS payable

	Above entry includes reversal of nine months ended September 30, 2022 related party see No. 11

2	Series A-1 Preferred Stock - AGSS	10,000
	Additional paid in capital - AGSS		10,000

	To eliminate the Series A-1 Preferred Stock - AGSS to additional paid in capital and cancel the Series A-1 preferred stock

3	Additional Paid in Capital	10,096,049
	Accumulated Deficit		10,096,049

	To eliminate the accumulated deficit of AGSS to Additional paid in capital

AmeriGuard Adjustments

4	Retained earnings - AmeriGuard	2,296,350
	Accumulated Surplus		2,296,350

	To adjust AmeriGuard Retained Earnings to Accumulated Surplus

5	Additional Paid in Capital	90,000
	Common stock - AGSS		90,000

	Adjustment for the recapitalization of AGSS under IRC Section 385 through the contribution of the outstanding share capital in AmeriGuard in exchange for the issuance of 90,000,000 shares of common stock of AGSS as follows:

		AmeriGuard common	AGSS common
	Majority shareholder of AmeriGuard	573	80,578,125
	Minority shareholder of AmeriGuard	67	9,421,875
	Total common share issuance.	640	90,000,000

6	Common Stock - AmeriGuard Majority SH	573
	Common Stock - AmeriGuard Minority SH	67
	Treasury Stock	360
	Additional paid in capital		1,000

	To record cancellation of 573 shares held by Majority Shareholder
	To record cancellation of 67 shares held by Minority Shareholder

7	Retained Earnings	41,659
	Related party receivable		41,659

	To eliminate the related party receivable

The following provides explanation of the various adjustment to the unaudited pro forma condensed consolidated statement of operations for the year ending September 30, 2022

AmeriGuard adjustments

8	Promissory note interest	40,470
	Accrued interest payable		40,470

	Assuming AmeriGuard buyout of AmeriGuard Shareholder occurred on January 1 2021 the interest expense represents accrued interest expense to be recorded on $2,697,960 x 3% for the year ended December 31 2021 and for the nine months ending September 30, 2022

	on September 30 BS the above entry is closed to accumulated surplus (deficit)

AGSS Adjustments

9	Related party payable	21,297
	General and Administrative Expenses		4,728
	Professional expenses		16,569

	To reverse related payable. See No. 1 entry for full reversal

The following provides explanation of the various adjustment to the unaudited pro forma condensed consolidated statement of operations for the year ending December 31, 2021

AmeriGuard Adjustments

10	Retained Earnings - AmeriGuard	80,939
	Accumulated Surplus (Deficit)		80,939

	Assuming buyout of AmeriGuard Shareholder occurred on January 1 2021 the interest expense represents accrued interest expense to be recorded on $2,697,960 x 3% for the year ended December 31 2021

11	Related party receivable	25,640
	General and Administrative		25,640

	To eliminate the related party receivable

12	Retained Earnings	500,000
	Additional paid in capital		500,000

	To eliminate other expense. Amount paid for Custodian Preferred A1 Shares and adjust to additional paid in capital

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 14, 2022

AMERIGUARD SECURTIY SERVICES, Inc.

By:	/s/ Lawrence Garcia
Lawrence Garcia
Chief Executive Officer and President

9.01(c) Exhibits

Index to Exhibits

Exhibit		Incorporated by Reference			Filed Furnished
No.	Exhibit Description	Form	Date	Number	Herewith
2.1	Definitive Share Exchange Agreement				Filed
3.1	Amended and Restated Articles of Incorporation of AMERIGUARD SECURITY SERVICES, INC. (Nevada)				Filed
3.2	Amended and Restated Bylaws of AMERIGUARD SECURITY SERVICES, INC. (Nevada)				Filed
3.3	Articles of Incorporations AmeriGuard Security Services, Inc. (AmeriGuard)(California)				Filed
3.4	Bylaws AGS, Inc. (AmeriGuard) (California)				Filed
10.1	Promissory Note (Secured by Stock Pledge)				Filed
10.2	Stock Pledge Agreement				Filed
23.1	Consent of BF Borgers CPA PC				Filed

In reviewing the agreements included or incorporated by reference as exhibits to this Current Report on Form 8-K, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the Company or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and:

●	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate.

●	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

●	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

●	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the Company may be found elsewhere in this Current Report on Form 8-K and the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.